Exhibit 99.1

NEWS RELEASE December 22, 2025

Tetra Tech Appoints M. Susan Hardwick to its Board of Directors

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK), a leading provider of high-end consulting and engineering services in water, environment, and sustainable infrastructure, announced today that M. Susan Hardwick, recently retired Chief Executive Officer of American Water, has been appointed to the Company’s Board of Directors, effective December 29, 2025. Ms. Hardwick will serve on the Audit Committee and the Nominating and Corporate Governance Committee.

Ms. Hardwick is a highly respected executive in both the water and energy utilities sectors, with more than 35 years of financial, operational, and strategic leadership across water supply, water treatment and natural gas and power generation companies. She most recently served as CEO of American Water, the largest regulated water and wastewater utility in the United States, where she led 6,500 employees serving 14 million people in 24 states. Prior to becoming CEO, she served as American Water’s Chief Financial Officer, overseeing financial strategy, investor relations, regulatory services, internal audit, risk management, and capital planning.

“Susan brings exceptional financial acumen and deep leadership experience from the nation’s foremost water utility, making her an outstanding addition to our Board,” said Dan Batrack, Tetra Tech Chairman and CEO. “Her insight into water utilities, long-term capital planning, and utility operations perfectly complements our focus on the water market. As we continue to expand our high-end consulting services in water globally, Susan’s strategic perspective and understanding of our clients’ needs will be invaluable.”

Ms. Hardwick currently serves on the board of New Jersey Resources Corporation, a public energy services company, providing additional expertise in risk oversight, governance, and large-scale energy utility operations. She began her career in public accounting with Arthur Andersen, developing deep capabilities in regulatory accounting and financial controls. She holds a B.S. in Accounting from Indiana University Bloomington.

About Tetra Tech

Tetra Tech is the leader in water, environment and sustainable infrastructure, providing high-end consulting and engineering services for projects worldwide. With more than 25,000 employees working together, Tetra Tech provides clear solutions to complex problems by Leading with Science® to address the entire water cycle, protect and restore the environment, and design sustainable and resilient infrastructure. For more information about Tetra Tech, please visit tetratech.com or follow us on LinkedIn and Facebook.

CONTACTS:

Jim Wu, Investor Relations

Charlie MacPherson, Media & Public Relations

(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Risk Factors" included in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.